Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact: Sarah Huoh, 949-250-5070

Investor Contact: Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES AGREES TO GLOBAL

TRANSCATHETER LITIGATION SETTLEMENT WITH ABBOTT

IRVINE, Calif., July 13, 2020 – Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today announced that it has reached an agreement with Abbott to settle all outstanding patent disputes between the companies in cases related to transcatheter mitral and tricuspid repair products. Edwards considers this agreement a positive development, as it allows the company to fully dedicate time and resources to helping patients.

The agreement will result in the dismissal of all pending cases or appeals in courts and patent offices worldwide, and includes a provision that the parties will not litigate patent disputes with each other in the field of transcatheter mitral and tricuspid repair and replacement products for the 10-year duration of the agreement. Any injunctions currently in place will be lifted.

In connection with this agreement, Edwards will record a one-time settlement expense in the quarter ended June 30, 2020. In addition, Edwards will incur royalty expenses through May 2024.

Details of the settlement are confidential.

About Edwards Lifesciences

Edwards Lifesciences, based in Irvine, Calif., is the global leader of patient-focused medical innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, statements regarding expectations for the agreement’s impacts. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. Investors are cautioned not to unduly rely on such forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those expressed or implied by the forward-looking statements based on a number of factors as detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2019 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners. This statement is made on behalf of Edwards Lifesciences Corporation and its subsidiaries.

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